For Immediate Release                         November 25, 2015

CST Brands enters into definitive agreement to purchase Flash Foods store network

(SAN ANTONIO, TX) –– CST Brands, Inc. (NYSE: CST), a San Antonio-based Fortune 500 fuel and convenience retailer, announced today that it had entered into a definitive agreement to acquire the Flash Foods store network of convenience stores in Georgia and Florida from the Jones Company and its affiliates.
The acquisition includes the following:

•	164 Flash Foods convenience stores selling Flash Foods-branded fuel located in Georgia and Florida

•	The sites distributed over 290 million gallons for the twelve month period ending June 30, 2015

•	21 branded Quick Service Restaurants, including three standalone locations

•	A land bank of 13 real estate sites to build new-to-industry stores

•	A merchandise distribution company and a 90,000 square foot distribution center that it operates in Georgia

•
A fuel supply company with access to the Colonial and Plantation Pipelines, leased storage and company-owned transportation fleet, distributing fuel to the 164 sites in addition to 10 million gallons to wholesale accounts.

The purchase price for the transaction is $425 million and the Company expects the transaction to be accretive. The transaction is expected to close in the first quarter of 2016.
The Jones Company was advised in the transaction by Fifth Third Securities, a subsidiary of Fifth Third Bank. RBC Capital Markets LLC advised CST Brands, Inc. in the transaction.

CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST Brands employs 13,500 Team Members at approximately 1,900 locations throughout the United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices® baked and packaged goods, UForce® energy and sport drinks, Cibolo Mountain® coffee, FC® bottled sodas and Flavors2Go® fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café® coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a wholesale distributor of fuels that serves more than 1,100 locations across 23 states.
Contacts:
Investors: Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772

Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brands’ Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on CST Brands’ website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.